Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

The Board of Directors
Jake’s Trucking International, Inc.

We consent to the use in the Registration Statement of Jake’s Trucking International, Inc. on Form SB-2/A Amendment #8 (the “Registration Statement”) of our Auditors’ Report dated December 14, 2006 on the balance sheets of Jake’s Trucking International, Inc. as at September 30, 2006 and 2005, and the related statements of operations and deficit, stockholders’ equity and cash flows for the period from incorporation on May 27, 2005 to September 30, 2006.

In addition, we consent to the reference to us under the heading “Experts” in the Registration Statement.

MACKAY LLP
CHARTERED ACCOUNTANTS

\s\ MacKay LLP

Vancouver, British Columbia
Canada

February 19, 2007